Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Bio-Path Holdings, Inc.

Bellaire, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-215205 and 333-221610) and Form S-8 (Nos. 333-156054 and 333-223111) of Bio-Path Holdings, Inc. of our report dated March 19, 2019, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Salt Lake City, Utah

March 19, 2019